                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                    Stimsonite Corporation (Name of Issuer)
------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  860832-10-4
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                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 Pages
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                                 SCHEDULE 13G
-----------------------                                  ---------------------
  CUSIP NO. 860832-10-4                                    PAGE 1 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Quad-C Partners II, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               24,733

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                24,733

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      24,733

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
             .3

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        PN

------------------------------------------------------------------------------

                               Page 2 of 10 Pages

                                 SCHEDULE 13G
-----------------------                                  ---------------------
  CUSIP NO. 860832-10-4                                    PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Quad-C Partners III, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               441,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                441,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      441,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
             5.0

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        PN

------------------------------------------------------------------------------

                               Page 3 of 10 Pages

                                 SCHEDULE 13G
-----------------------                                  ---------------------
  CUSIP NO. 860832-10-4                                    PAGE 3 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Quad-C, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               945,580

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                945,580

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      945,580

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
             10.8

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        CO

------------------------------------------------------------------------------

                               Page 4 of 10 Pages

                                 SCHEDULE 13G
-----------------------                                  ---------------------
  CUSIP NO. 860832-10-4                                    PAGE 4 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Quad-C II, L.L.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Virginia

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               441,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                441,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      441,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
             5.0

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        OO

------------------------------------------------------------------------------

                               Page 5 of 10 Pages

                                 SCHEDULE 13G
-----------------------                                  ---------------------
  CUSIP NO. 860832-10-4                                    PAGE 5 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Terrence D. Daniels

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               1,547,688

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                1,547,688

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,547,688

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10 [X] The reporting person disclaims beneficial ownership of all but 161,108 of such shares, except to the extent of his interest in Quad-C Partners II, L.P., Quad-C Partners III, L.P., Quad-C, Inc. and Quad-C II, L.L.C.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
             17.6

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        IN

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                               Page 6 of 10 Pages

                              AMENDMENT NO. 3 TO
                                  SCHEDULE 13G

ITEM 1.

     (a)  NAME OF ISSUER:

          Stimsonite Corporation

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

          7542 North Natchez Avenue
          Niles, Illinois 60714

ITEM 2.

     (a)  NAME OF PERSON FILING:

          This Schedule 13G is filed by those persons named in Item 1 of pages 2-6 above, to which reference is hereby made.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE,
          RESIDENCE:

          The address of Quad-C Partners II, L.P., Quad-C Partner III, L.P. Quad-C, Inc., Quad-C II, L.L.C. and Terrence D. Daniels is:

                    230 East High Street
                    Charlottesville, Virginia 22902

     (c)  CITIZENSHIP:

     See Item 4 of pages 2-6 above to this Schedule 13G.

     (d)  TITLE OF CLASS OF SECURITIES:

          Common Stock, par value $.01 per share

     (e)  CUSIP NUMBER:

          860832-10-4

                               Page 7 of 10 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable

ITEM 4.   OWNERSHIP:

     (a)  AMOUNT BENEFICIALLY OWNED:

     Quad-C, Inc. is the direct beneficial owner of 920,847 shares of the common stock of Stimsonite Corporation (the "Common Stock"). In addition, Quad-C, Inc. is the sole general partner of Quad-C Partners II, L.P., and, as such, may be deemed to beneficially own the 24,733 shares of Common Stock held by Quad-C Partners II, L.P. Quad-C Partners III, L.P. is the direct beneficial owner of 441,000 shares of Common Stock. Quad-C II, L.L.C. is the sole general partner of Quad-C Partners III, L.P. and, as such, may be deemed to beneficially own the 441,000 shares of Common Stock held by Quad-C Partners III, L.P. Terrence D. Daniels is the direct beneficial owner of 161,108 (which includes 20,456 shares of Common Stock directly owned by his minor child) shares of the Common Stock. Mr. Daniels is also the sole director of Quad-C, Inc., and, as such, may be deemed to beneficially own the 920,847 shares of Common Stock beneficially owned by Quad-C, Inc. and the 24,733 shares of Common Stock beneficially owned by Quad-C Partners II, L.P. Mr. Daniels is also the managing member of Quad-C II, L.L.C. and, as such, may be deemed to beneficially own the 441,000 shares of Common Stock beneficially owned by Quad-C Partners III, L.P.

     (b)  PERCENT OF CLASS:

     See Item 11 of pages 2-6 to this Schedule 13G.

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   sole power to vote or direct the vote

                    See Item 5 of pages 2-6 to this Schedule 13G.

          (ii)  shared power to vote or to direct the vote

                    See Item 6 of pages 2-6 to this Schedule 13G.

          (iii) sole power to dispose or to direct the disposition of

                               Page 8 of 10 Pages

               See Item 7 of pages 2-6 to this Schedule 13G.

          (iv) shared power to dispose or to direct the disposition of

               See Item 8 of pages 2-6 to this Schedule 13G.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Those persons filing this Schedule 13G pursuant to 13d-1(c) consist of Quad-C Partners II, L.P., a Delaware limited partnership, and Quad-C Partners III, L.P., a Virginia limited partnership. Also included are Quad-C, Inc., a Delaware corporation, which is the sole general partner of Quad-C Partners II, L.P. and Quad-C II, L.L.C., which is the sole general partner of Quad-C Partners III, L.P. Terrence D. Daniels is the sole director of Quad-C, Inc. and the managing member of Quad-C II, L.L.C.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

ITEM 10.  CERTIFICATION:

          Not Applicable

                               Page 9 of 10 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

QUAD-C PARTNERS II, L.P.

By:  Quad-C, Inc., general partner


     By:  /s/ R. Ted Weschler
         ________________________________
          Name:     R. Ted Weschler
          Title:    Vice President


QUAD-C, INC.


By:  /s/ R. Ted Weschler
    ________________________________
     Name:     R. Ted Weschler
     Title:    Vice President


QUAD-C PARTNERS III, L.P.

By:  Quad-C II, L.L.C., general partner


     By:  /s/ R. Ted Weschler
         ________________________________
          Name:     R. Ted Weschler
          Title:    Vice President


QUAD-C II, L.L.C.


By:  /s/ R. Ted Weschler
    ________________________________
     Name:     R. Ted Weschler
     Title:    Vice President


/s/ Terrence D. Daniels
________________________________
     Terrence D. Daniels


Dated: February 1, 1997

                              Page 10 of 10 Pages